Exhibit 3.3a

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COLFAX CORPORATION

Colfax Corporation, a corporation duly organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify that:

1.	The amendment to the Corporation’s Amended and Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law and has been consented to in writing by the stockholders of the Corporation, in accordance with Section 228 of the Delaware General Corporation Law.

2.	Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation is amended by striking the first paragraph of Article FOURTH and inserting the following new paragraph in its place:

“FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is Two Hundred Million Two Hundred Fifty Six Thousand Seven Hundred Eighty Five (200,256,785), consisting solely of: (a) Two Hundred Million (200,000,000) shares of Common Stock, $.001 par value per share (the “Common Stock”) and (b) Two Hundred Fifty Six Thousand Seven Hundred and Eighty Five (256,785) shares of Preferred Stock (the “Preferred Stock”), of which Two Hundred Fifty Six Thousand Seven Hundred and Eighty Five (256,785) shares shall be designated Series A Convertible Preferred Stock, $.001 par value per share (the “Series A Preferred Stock”).”

3.	Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation is further amended by adding the following paragraph after the first paragraph of that Article:

“Effective at the time of filing (the “Effective Time”) of this certificate of amendment to the Corporation’s Amended and Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law, and notwithstanding any contrary provision in the Amended and Restated Certificate of Incorporation, each share of the Common Stock (the “Old Common Stock”) issued and outstanding or held in treasury immediately prior to the Effective Time shall be reclassified and subdivided into 13,436.22841 validly issued, fully paid and non-assessable shares of the Corporation’s common stock, $0.001 par value per share (the “New Common Stock”), without any action by the holder thereof (such change, reclassification and subdivision being referred to herein as the “Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock resulting from such subdivision will be issued. In lieu of any fractional share to which a record holder would otherwise be entitled, after aggregating all fractions of shares in respect of all shares resulting from the subdivision of all shares held of record by such holder, such holder shall be entitled to receive cash in an amount equal to such fraction multiplied by the fair value of a share of New Common Stock as determined in good faith by the Corporation’s Board of Directors. Each certificate that theretofore represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and subdivided (as well as the right to receive cash in lieu of any fractional shares of New Common Stock); provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall be entitled to receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled pursuant to the Stock Split as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to this paragraph.”

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation as of this 21st day of April, 2008.

COLFAX CORPORATION

By:	/s/ John A. Young
Name: John A. Young Title: President and Chief Executive Officer